Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1, No. 333-XXXX) and related Prospectus of Stereotaxis, Inc. for the registration of 28,193,451 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2012, with respect to the financial statements and schedule of Stereotaxis, Inc., and the effectiveness of internal control over financial reporting of Stereotaxis, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

May 22, 2012